Exhibit 99.1

Aéropostale Reports Results for Fourth Quarter and Fiscal 2012

Fourth Quarter Loss of $0.01 Per Diluted Share;
Adjusted Earnings of $0.24 Per Diluted Share In-Line with Previously Issued Guidance of $0.20 to $0.24
Provides First Quarter Fiscal 2013 Guidance

New York, New York, March 14, 2013 -- Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual apparel for young women and men, today reported results for the fourth quarter of 2012 (the fourth quarter of fiscal 2012 consisted of 14 weeks compared to the fourth quarter of fiscal 2011, which consisted of 13 weeks) and fiscal 2012 (fiscal 2012 consisted of 53 weeks compared to fiscal 2011, which consisted of 52 weeks). The Company also provided guidance for the first quarter of fiscal 2013.

Fourth Quarter Performance
For the fourth quarter of fiscal 2012, net sales decreased 1% to $797.7 million, from $808.4 million in the year ago period. Fourth quarter comparable sales, including the e-commerce channel, decreased 8% compared to a 7% decrease for the corresponding 14-week period of the prior year. Fourth quarter comparable store sales, excluding the e-commerce channel, decreased 9%, compared to a decrease of 9% for the corresponding 14-week period of the prior year.

The Company reported a net loss for the fourth quarter of fiscal 2012 of $0.7 million, or $0.01 per diluted share, which included an after-tax charge of $19.7 million, or $0.25 per diluted share, resulting from store asset impairment charges. The Company reported net income of $26.1 million, or $0.32 per diluted share, for the fourth quarter of 2011, which included an after-tax charge of $9.5 million, or $0.12 per diluted share, resulting from store asset impairment charges.

Excluding the aforementioned store asset impairment charges, the Company reported adjusted net income of $19.1 million, and adjusted earnings of $0.24 per diluted share in the fourth quarter of 2012 (see Exhibit D). This compares to the Company's previously issued guidance of $0.20 to $0.24 per diluted share, which did not include the aforementioned charges. Also excluding store asset impairment charges, the Company reported adjusted net income of $35.6 million, or $0.44 per diluted share, for the fourth quarter of the prior year.

Full Fiscal Year Performance
Net sales for fiscal 2012 increased 2% to $2.386 billion, from $2.342 billion in the year ago period. Fiscal 2012 comparable sales, including the e-commerce channel, decreased 2% compared to an 8% decrease for the comparable 53-week period of the prior year. Fiscal 2012 comparable store sales, excluding the e-commerce channel, decreased 4%, compared to a decrease of 9% for the comparable 53-week period of the prior year.

Net income for fiscal 2012 was $34.9 million, or $0.43 per diluted share, which included an after-tax charge of $19.7 million, or $0.25 per diluted share, resulting from store asset impairment charges.

Net income for fiscal 2011 was $69.5 million, or $0.85 per diluted share, which included the following items:

•	Store asset impairment charges of $9.1 million after tax, or $0.11 per diluted, recorded during the fourth quarter of fiscal 2011, partially offset by

•
A benefit of $5.3 million after tax, or $0.06 per diluted share, from the previously disclosed resolution of a dispute with one of the Company's sourcing agents related to prior period allowances in the second quarter of fiscal 2011.

Excluding these items in both years, adjusted net income for fiscal 2012 was $54.7 million, or $0.68 per diluted share, compared to adjusted net income for fiscal 2011 of $73.3 million, or $0.90 per diluted share (see Exhibit D).

Thomas P. Johnson, Chief Executive Officer, commented, “Our results for the fourth quarter and fiscal year were disappointing; however, we made progress during 2012 against our strategic initiatives. We added new talent to our team, injected more relevant fashion into our assortments, and developed our next generation store model. Further, we continued to build positive momentum in our P.S. business, extended our global reach by opening in new markets, and grew our e-commerce business, which included the successful acquisition of GoJane.com. While we have not reached the level and consistency in our performance for which we strive, we are committed to evolving and transforming our product to position ourselves as a true lifestyle brand.”

E-commerce
Net revenues from the Company's e-commerce business for the fourth quarter of fiscal 2012, including net revenues from the GoJane business beginning November 14, 2012, increased 16% to $96.8 million, from $83.2 million in the year ago period. Net revenues from the Company's e-commerce business for fiscal 2012 increased 19% to $217.0 million, from $182.1 million in the year ago period.

Cash Positioning and Share Repurchase Program
The Company ended fiscal 2012 with cash and cash equivalents of $231.5 million and no debt. The Company repurchased 3.0 million shares of common stock for approximately $40.8 million during fiscal 2012. The Company currently has $104.4 million of availability remaining under its share repurchase program.

First Quarter Guidance
For the first quarter of fiscal 2013, the Company expects to report a loss in the range of $0.15 to $0.20 per diluted share, compared to earnings of $0.13 per diluted share last year.

Mr. Johnson continued, “We anticipate a challenging first quarter as a result of expected margin pressures from Holiday carryover inventory, and the impact of a weak macroeconomic environment. We will continue to plan our business conservatively and manage our cost structure carefully. While we face near-term challenges, we believe we have the right strategies and the right team in place to improve the trajectory of our business.”

Store Growth and Capital Spending for Fiscal 2013
For fiscal 2013, the Company plans to open approximately 14 Aéropostale stores, approximately 60 P.S. from Aéropostale stores, remodel approximately 30 stores, and close approximately 15 to 20 Aéropostale stores. The Company expects to invest approximately $89.0 million in its store growth and certain information technology. This compares to capital expenditures of approximately $72.3 million in fiscal 2012.

Conference Call Information
The Company will be holding a conference call today at 4:15 P.M. ET to review its fourth quarter results. The broadcast will be available through the 'Investor Relations' link at www.aeropostale.com and www.fulldisclosure.com. To listen to the broadcast your computer must have Windows Media Player installed. If you do not have Windows Media Player go to the latter site prior to the call, where you can download the software for free.

Use of Non-GAAP Measures
The Company believes that the disclosure of adjusted net income and adjusted earnings per diluted share, which are non-GAAP financial measures, provides investors with useful information to help them better understand the Company's results (see Exhibit D).

About Aéropostale, Inc.
Aéropostale®, Inc. is a primarily mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men through its Aéropostale® stores and 4 to 12 year-old kids through its P.S. from Aéropostale® stores. The Company provides customers with a focused selection of high quality fashion and fashion basics at compelling values in an innovative and exciting store environment. Aéropostale® maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise.

Aéropostale® products can only be purchased in Aéropostale® stores and online at www.aeropostale.com. P.S. from Aéropostale® products can be purchased in P.S. from Aéropostale® stores and online at www.ps4u.com and www.aeropostale.com. The Company currently operates 906 Aéropostale® stores in 50 states and Puerto Rico, 78 Aéropostale stores in Canada and 103 P.S. from Aéropostale® stores in 22 states. In addition, pursuant to various licensing agreements, our licensees currently operate 28 Aéropostale® and P.S. from Aéropostale® stores in the Middle East, Asia and Europe. On November 13, 2012, Aéropostale, Inc. acquired substantially all of the assets of online women's fashion footwear and apparel retailer GoJane.com, Inc. Based in Ontario, California, GoJane.com focuses primarily on fashion footwear, with a select offering of contemporary apparel and other accessories.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS. READERS ARE REFERRED TO THOSE SEC FILINGS.

EXHIBIT A

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	February 2, 2013	January 28, 2012

ASSETS
Current Assets:
Cash and cash equivalents	$231,501	$223,712
Merchandise inventory	155,463	163,522
Other current assets	53,603	54,565
Total current assets	440,567	441,799

Fixtures, equipment and improvements, net	263,512	287,393
Goodwill and intangible assets	28,599	—
Other assets	9,303	6,041

TOTAL ASSETS	$741,981	$735,233

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$89,991	$103,476
Accrued expenses	114,700	89,735
Total current liabilities	204,691	193,211

Other non-current liabilities	126,974	132,588

Stockholders’ equity	410,316	409,434

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$741,981	$735,233

EXHIBIT B

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
SELECTED STORE DATA
(In thousands, except per share and store data)
(Unaudited)

	14 weeks ended		13 weeks ended
	February 2, 2013		January 28, 2012
		% of sales		% of sales
Net sales	$797,709	100.0%	$808,380	100.0%
Cost of sales (including certain buying, occupancy and warehousing expenses) [1]	639,141	80.2	612,250	75.7
Gross profit	158,568	19.8	196,130	24.3
Selling, general and administrative expenses	158,834	19.9	155,305	19.2
Income (loss) from operations	(266)	(0.1)	40,825	5.1
Interest expense, net	139	0.0	117	0.0
Income (loss) before income taxes	(405)	(0.1)	40,708	5.1
Income taxes	266	—	14,609	1.8
Net income (loss)	$(671)	(0.1)%	$26,099	3.3%
Basic earnings (loss) per share	$(0.01)		$0.32
Diluted earnings (loss) per share	$(0.01)		$0.32
Weighted average basic shares	78,272		80,757
Weighted average diluted shares	78,272		81,472

STORE DATA:

Comparable sales change (including e-commerce channel)	(8)%		(7)%
Comparable store sales change (excluding e-commerce channel)	(9)%		(9)%
Stores open at end of period	1,084		1,057
Total square footage at end of period	4,013,521		3,909,196
Average square footage during period	4,048,435		3,910,242

1 Cost of sales for the fourth quarter of fiscal 2012 was unfavorably impacted by store asset impairment charges of $32.6 million ($19.7 million after tax, or $0.25 per diluted share). Cost of sales for the fourth quarter of fiscal 2011 was unfavorably impacted by store asset impairment charges of $14.8 million ($9.5 million after tax, or $0.12 per diluted share).

EXHIBIT C

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
SELECTED STORE DATA
(In thousands, except per share and store data)
(Unaudited)

	53 weeks ended		52 weeks ended
	February 2, 2013		January 28, 2012
		% of sales		% of sales

Net sales	$2,386,178	100.0%	$2,342,260	100.0%
Cost of sales (including certain buying, occupancy and warehousing expenses) [1]	1,796,821	75.3	1,733,916	74.0
Gross profit	589,357	24.7	608,344	26.0
Selling, general and administrative expenses	529,846	22.2	494,829	21.1
Income from operations	59,511	2.5	113,515	4.9
Interest expense, net	485	0.0	417	0.0
Income before income taxes	59,026	2.5	113,098	4.9
Income taxes	24,103	1.0	43,583	1.9
Net income	$34,923	1.5%	$69,515	3.0%
Basic earnings per share	$0.44		$0.86
Diluted earnings per share	$0.43		$0.85
Weighted average basic shares	80,069		81,208
Weighted average diluted shares	80,494		81,811

STORE DATA:

Comparable sales change (including e-commerce channel)	(2)%		(8)%
Comparable store sales change (excluding e-commerce channel)	(4)%		(9)%
Average square footage during period	3,998,361		3,832,580

1 Cost of sales for fiscal 2012 was unfavorably impacted by store asset impairment charges of $32.6 million ($19.7 million after tax, or $0.25 per diluted share) recorded during the fourth quarter. Cost of sales for fiscal 2011 was unfavorably impacted by store asset impairment charges of $14.8 million ($9.1 million after tax, or $0.11 per diluted share) recorded during the fourth quarter. In fiscal 2011, this amount was partially offset by a favorable benefit of $8.7 million ($5.3 million after tax, or $0.06 per diluted share) resulting from the resolution of a previously disclosed dispute with one of our sourcing agents that was recorded during the second quarter of fiscal 2011. Additional store asset impairment charges of $1.2 million ($0.8 million after tax) were recorded during the third quarter of fiscal 2011.

EXHIBIT D

AÉROPOSTALE, INC.
RECONCILIATION OF NET INCOME (LOSS) AND DILUTED EARNINGS PER SHARE
(In thousands, except per share data)
(Unaudited)

The following table presents a reconciliation of net income (loss) and diluted earnings per share (“EPS”) on a GAAP basis to the non-GAAP adjusted basis discussed in this release.

	14 weeks ended		13 weeks ended
	February 2, 2013		January 28, 2012
	Net Income (Loss)	Diluted EPS	Net Income	Diluted EPS

As reported	$(671)	$(0.01)	$26,099	$0.32
Asset impairment charges recorded during the fourth quarter of the respective fiscal year	19,738	0.25	9,477	0.12
As adjusted	$19,067	$0.24	$35,576	$0.44

	53 weeks ended		52 weeks ended
	February 2, 2013		January 28, 2012
	Net Income	Diluted EPS	Net Income	Diluted EPS

As reported	$34,923	$0.43	$69,515	$0.85
Asset impairment charges recorded during the fourth quarter of the respective fiscal year [1]	19,738	0.25	9,082	0.11
Vendor dispute resolution [2]	—	—	(5,345)	(0.06)
As adjusted	$54,661	$0.68	$73,252	$0.90

1 The Company recorded store asset impairment charges of $1.2 million ($0.8 million after tax) during the third quarter of fiscal 2011.

2 During the second quarter of 2011, we recorded a favorable benefit of $8.7 million ($5.3 million after tax, or $0.06 per diluted share) resulting from the resolution of a previously disclosed dispute with one of our sourcing agents.